Exhibit 19.1

Insider Trading and Reporting Policy
Approved by the Board on March 31, 2026

Summary:

Perpetua is committed to complying with all applicable laws and regulations. This Insider Trading and Reporting Policy highlights the reporting obligations and trading restrictions imposed on insiders by relevant securities legislation. It discusses the implementation of blackout periods, trading prohibitions, as well as insider reporting requirements as determined by applicable securities legislation. All employees and others with access to confidential information need to understand their legal obligations in respect of such information as set out in this Insider Trading and Reporting Policy.

Insider Trading and Reporting Policy	Perpetua Resources

PURPOSE OF THE POLICY

The purpose of this insider trading and reporting policy (this “Policy”) is to summarize the insider trading restrictions to which all directors, officers, employees, and advisory board members of Perpetua Resources Corp. (“Perpetua” or the “Corporation”), and those consultants or contractors designated by the Chief Financial Officer (collectively, the “Covered Persons”) are subject under applicable U.S. and Canadian securities laws, and to set forth a policy governing investments in securities of the Corporation which is consistent with such laws. The “securities” of the Corporation includes common shares, options, restricted stock units, deferred stock units, performance stock units and any other securities that the Corporation may issue, such as preferred stock, notes, bonds and convertible securities, as well as any derivative securities relating to any of the Corporation’s securities, whether or not issued by the Corporation.

This Policy is not intended to discourage investment or trading in the Corporation’s securities. Rather, it is intended to highlight the obligations and the restrictions imposed on insiders by relevant securities legislation.

A.	SUMMARY OF LEGISLATION

Securities laws prohibit:

1.	purchasing or selling (“trading” in) the Corporation’s securities with the knowledge of a non-public material fact, material non-public information or a non-public material change concerning the Corporation, while in possession of such information; and
2.	unless explicitly permitted and authorized by law, informing (or “tipping”), other than when necessary in the course of business, another person or corporation of a non-public material fact, non-public material information or a non-public material change concerning the Corporation.

These prohibitions apply even after you have terminated your relationship with the Corporation.

A material change to the business, operations, capital or affairs of the Corporation or a material fact is one which would reasonably be expected to have a significant effect on the market price or value of any securities of a public issuer. A material change is specifically defined to include any decision by a board of directors to implement a material change, as well as any decision made to implement such a change by senior management, if Board approval is probable. Under U.S. securities laws, material information also includes any matters to which there is substantial likelihood that a reasonable investor would attach importance in making investment decisions. Such matters would include but are not limited to:

●	a pending or proposed merger, acquisition or tender offer;
●	a pending or proposed acquisition or disposition of a significant asset;
●	a pending or proposed joint venture;

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●	a restructuring of the Corporation;
●	significant related party transactions;
●	the declaration of a stock split, or an offering of additional securities;
●	bank borrowings or other financing transactions out of the ordinary course;
●	the establishment of a repurchase program for securities of the Corporation;
●	major marketing changes;
●	a change in management;
●	a change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	a significant development at the Stibnite Gold Project;
●	pending or threatened significant litigation, or the resolution of such litigation;
●	impending bankruptcy or the existence of severe liquidity problems;
●	a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Corporation’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
●	the imposition of an event-specific restriction on trading in securities of the Corporation or the securities of another company or the extension or termination of such restriction.

U.S. insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” under U.S. securities laws, the information must have been disseminated in a manner designed to reach investors generally (typically via a press release or filing with the Securities and Exchange Commission (the “SEC”)), and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Corporation, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

●	information posted on the Corporation’s website or social media accounts, or included in an investor presentation or other materials, if such information has no been publicly disseminated by the Corporation through public filings or a press release;
●	information that has been disclosed to third party contractors, government officials or others pursuant to a non-disclosure agreement or similar duty of confidentiality;

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●	information posted to government or court websites regarding the Corporation (e.g., permitting decisions, litigation filings or settlements) that has not been publicly announced or disclosed by the Corporation;
●	information available to a select group of analysts or brokers or institutional investors under confidentiality agreements or through a source other than the Corporation;
●	facts that have not been publicly disseminated by the Corporation that are the subject of rumors, even if the rumors are widely circulated or described in news articles or other media sources;
●	information that has been entrusted to the Corporation by a third party on a confidential basis until a public announcement of the information has been made;
●	information about another public company through your work for the Corporation, including as a result of negotiations with such company or through information learned through industry sources, government officials, or otherwise; and
●	information that has been disclosed by the Corporation, but insufficient time has elapsed for the market to respond to the public announcement of the information (normally at least one full trading day).

While the penalties for a breach of this trading prohibition vary among jurisdictions under Canadian law, a breach may render you personally liable to prosecution and, upon conviction, to a fine, imprisonment or both. Further, you may be subject to civil actions at the instance of security holders, the company or companies whose securities were traded, and securities regulators. Penalties under U.S. law can be even more severe and can include civil and criminal penalties for the Corporation and its supervisory personnel, if they fail to take appropriate steps to prevent insider trading. A person who violates U.S. insider trading laws can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. Employees who violate this Policy may also be subject to disciplinary action by the Corporation, including dismissal for cause. This Policy also applies to, and you are responsible for ensuring compliance with this Policy by, any member of your family that lives with you or whose transactions in securities are subject to your influence or control, your spouse and any other person living with you. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transactions you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Certain pre-approved trading plans, such as Rule 10b5-1 Plans (as defined herein), may provide exceptions to some trading restrictions, subject to Company approval and compliance with applicable law.

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B.	TRADING PROHIBITIONS

In light of the foregoing, all Covered Persons, will be subject to the following prohibitions relating to trading in the Corporation’s securities and, in certain circumstances, trading in securities of other public issuers:

1.	If one has knowledge of a non-public material fact, non-public material information or a non-public material change related to the affairs of the Corporation, no purchase or sale of securities of the Corporation may be made until the end of the second trading day after which the information has been generally disclosed to the public.

If one has knowledge of a non-public material fact, information or change related to the affairs of another public issuer involved in (or in negotiations with the Corporation in respect of) a transaction with the Corporation, including contractors, suppliers, or strategic partners, based on any information about such other company learned through the individual’s employment with the Corporation, no purchase or sale of the securities of such company may be made until such information has ceased to be material non-public information or has been generally disclosed to the public.

2.	Knowledge of a non-public material fact, information or change with respect to the Corporation or another public issuer that was learned through the person’s employment with the Corporation, must not be conveyed to any other person for the purpose of assisting that person to buy or sell securities of a public issuer. In addition, any such information about the Corporation must be conveyed only by appropriate persons in compliance with the Corporation’s Disclosure and Confidentiality Policy.
3.	The practice of selling “short” securities of the Corporation at any time is not permitted.
4.	Hedging transactions involving the Corporation’s securities are not permitted.
5.	Trading is prohibited in the event that the Corporation has imposed a blackout period until the information is not non-public and the blackout period has expired (at least one full trading day).

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6.	Notwithstanding the prohibitions above, Covered Persons may establish a trading plan for Company securities pursuant to Rule 10b5-1 under the Exchange Act (“Rule 10b5-1 Plan”), which provides an affirmative defense against insider trading liability under Rule 10b-5, provided that: (i) any Rule 10b5-1 Plan must be submitted to and approved in writing by the Compliance Officer prior to adoption; (ii) no Covered Person may have more than one Rule 10b5-1 Plan in effect at the same time; (iii) in general, a Rule 10b5-1 Plan may only be entered into when the individual is not aware of material non-public information; (iv) the Covered Person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the timing of trades after the plan is adopted; and (v) the plan must either specify the amount, pricing and timing of transactions in advance, or delegate discretion on these matters to an independent third party.

Directors and executive officers must observe a “cooling off” period prior to the commencement of trading under a Rule 10b5-1 Plan, consistent with the requirements of Rule 10b5-1. Other employees are also subject to the applicable cooling off period as set forth by Rule 10b5-1. Once the Rule 10b5-1 Plan is approved and adopted, no further pre-approval of individual transactions under the plan will be required. All Rule 10b5-1 Plans must be structured separately from this Policy. The approval of a Rule 10b5-1 Plan does not relieve any Covered Person from compliance with all other provisions of this Policy except to the extent expressly permitted by the terms of the approved plan.

For purposes of this Policy, the term “public issuer” includes any issuer, whether a corporation or otherwise, whose securities are traded in a public market, whether on a stock exchange or “over the counter”.

The above prohibitions and the insider reporting obligations provided below apply equally to the trading or exercising of options or other convertible securities to acquire shares or other securities of a public issuer.

If you are unsure whether you may trade in a given circumstance, you should contact the Disclosure Committee of the Corporation’s Board of Directors (the “Disclosure Committee”) to determine if the particular information is or is not material. In exceptional circumstances, such as the imminent expiry of stock options, the Disclosure Committee may permit a broader class of persons to exercise options while in possession of material non-public information, including during a blackout period, provided that the securities acquired upon exercise of the options are not traded.

C.	BLACKOUTS

There are certain periods of time that we call “Scheduled Blackout Periods,” when trading in the Corporation’s securities is prohibited regardless of whether or not you are in possession of material non-public information.

The year end blackout period starts at the earlier of: (1) midnight (12:00 a.m. Eastern Time) on January 31 or (2) two weeks prior to the date on which the Company’s audit committee is scheduled to review the interim financial reporting for the quarter, and ends at the end of the first full trading day following the date the Corporation publishes its earnings results for the applicable year end (a “Year End Blackout Period”). If January 31

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falls on a weekend or U.S. federal holiday, the Year End Blackout Period will begin after the close of trading on the immediately preceding business day.

The quarterly blackout period starts at the earlier of: (1) midnight (12:00 a.m. Eastern Time) of the day two weeks after the end of each fiscal quarter or (2) two weeks prior to the date on which the Company’s audit committee is scheduled to review the interim financial reporting for the quarter, and ends at the end of the first full trading day following the date the Corporation publishes its earnings results for the applicable quarter (a “Quarterly Blackout Period”). If the blackout trigger date falls on a weekend or U.S. federal holiday, the Quarterly Blackout Period will begin after the close of trading on the immediately preceding business day.

In addition to the Scheduled Blackout Periods, from time to time, management of the Corporation may impose blackouts prohibiting any person subject to the blackout from trading in the Corporation’s securities (“Special Blackout Periods”). Special Blackout Periods will generally be imposed by management in connection with events or developments that are, or that may be, considered material and non-public. Special Blackout Periods notices may be selective, applying only to certain personnel aware of the information, or they may be imposed on a Corporation-wide basis. To limit the distribution of material non-public information, the blackout notice will not generally identify the material non-public information that led to the Special Blackout Period. When such a Special Blackout Period is imposed, all persons subject to the Special Blackout Period are prohibited from trading the Corporation’s securities until notified by management that the blackout has expired. In general, this will be at the end of the first full trading day following the public disclosure of the information or when such information ceases to be material.

If an option or an equity award is set to expire during a blackout period or while undisclosed material information exists, its expiry may be extended in accordance with the terms of the relevant plan.

For the avoidance of doubt, this Policy does not apply to the vesting of restricted stock, the exercise of an employee stock option acquired pursuant to the Corporation’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Corporation withhold shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock or exercise of an option. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or taxes payable with respect to such exercise, or to any market sale of restricted stock, including any market sale to cover taxes payable with respect to such vesting.

D.	INSIDER REPORTING OBLIGATIONS

Generally, for purposes of U.S. securities laws, each insider must file with the Securities and Exchange Commission (the “SEC”) and the Corporation’s records all reports required of the insider under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reports must be completed accurately and filed on time (generally, for reports disclosing changes in ownership, within two business days).

U.S. securities laws refer to “insiders” as directors, officers as defined under Section 16(a) of the Exchange Act and any person directly or indirectly beneficially owning more than 10% of the Corporation’s common shares.

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Generally, under Section 16(a) of the Exchange Act, an “officer” includes the Corporation’s principal executive officer, president, principal financial officer, principal accounting officer, (or if none, the controller), any vice-president of the Corporation in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Corporation’s Board of Directors.

In addition, under U.S. securities laws, a person that is deemed to beneficially own more than 5% of the Corporation’s common shares may be required to file beneficial ownership reports with the U.S. Securities and Exchange Commission. For this purpose, a person is normally deemed to beneficially own a security if he or she has the sole or shared power to vote or dispose of such security. A person is also normally deemed to beneficially own any security that he or she has a right to acquire within the next 60 days, including, common shares issuable upon the exercise of warrants, stock options and other convertible securities that are presently exercisable or will be exercisable within the next 60 days or common shares issuable upon the vesting of equity awards that will vest within the next 60 days. Persons who hold significant positions in the Corporation’s securities, including stock options, warrants and other convertible securities, should consult with U.S. legal counsel as to any beneficial ownership reporting requirements.

Insiders may have additional reporting obligations in connection with any open-market sales under Rule 144 of the Securities Act of 1933. Such obligations, and the reporting obligations under Section 16(a) and Section 13d may continue for a certain period of time after a director or officer ceases to be an “insider”.

It is each insider’s personal responsibility to ensure that all requisite insider trading and other reports are filed with the appropriate securities commissions within the required time limits.

For purposes of Canadian securities laws, a person or corporation who becomes a reporting insider of the Corporation must file an initial report within 10 days of the date of first becoming an insider. Thereafter, a reporting insider whose direct or indirect beneficial ownership of or control or direction over securities of the Corporation changes, must file an insider report in respect of the change within 5 days of the date of the change. For purposes of U.S. securities laws, for insiders who intend to trade in the Corporation’s securities, filing reports may be on an even tighter timeline and insiders must adhere to the pre-clearance procedures described in Section E below.

Generally, Canadian securities laws define reporting insiders as:

●	the CEO, CFO or COO of the reporting issuer, of a significant shareholder (as defined below) of the reporting issuer or of a major subsidiary of the reporting issuer;
●	every director or officer of a public issuer;
●	every director of a reporting issuer, of a significant shareholder of the reporting issuer or of a major subsidiary of the reporting issuer;
●	a person or company responsible for a principal business unit, division or function of the reporting issuer;

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●	any person that has:
(a)	beneficial ownership of, or control or direction over, directly or indirectly, or,
(b)	a combination of beneficial ownership of, and control or direction over, directly or indirectly,

securities of an issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person as underwriter in the course of a distribution (a “significant shareholder”);

●	a management company that provides significant management or administrative services to the reporting issuer or a major subsidiary of the reporting issuer, every director of the management company, every CEO, CFO and COO of the management company, and every significant shareholder of the management company;
●	a reporting issuer that has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security;
●	any other person that:
(a)

in the ordinary course receives or has access to information as to material facts or material changes concerning the reporting issuer before the material facts or material changes are generally disclosed; and

(b)	directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the reporting issuer.

Generally, an “officer” under Canadian securities laws is:

●	a Chair or Vice-Chair of the Board of Directors, or a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Vice President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer or General Manager; and
●	an individual who is designated as an officer under a bylaw or similar authority of the issuer, or
●	an individual who performs functions similar to those normally performed by an individual referred to above.

It is each insider’s personal responsibility to ensure that all requisite insider trading and other reports are filed with the appropriate securities regulatory authorities within the required time limits.

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E.	PRE-CLEARANCE OF TRADING IN U.S. SECURITIES OF THE CORPORATION

Because insiders of the Corporation are likely to be privy to material non-public information on a regular basis, the Corporation requires all such persons to refrain from trading in its securities, even during a non-blackout period, without first pre-clearing all transactions in the securities of the Corporation. No insider of the Corporation may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any security of the Corporation at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Corporation’s securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Corporation and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has affected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.

The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. The Compliance Officer shall maintain an internal record of all pre-clearance requests and the corresponding responses. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. Trades conducted under an approved Rule 10b5-1 Plan do not require further pre-clearance, provided the plan was established in accordance with Section B.6 of this Policy

F.	INQUIRIES

If you have any questions regarding any of the provisions of this Policy, please contact the Disclosure Committee or the Compliance Officer.

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